EXHIBIT 99

Date October 28, 2010

FOR IMMEDIATE RELEASE:

CONTACT:

Trent B. Troyer, President & CEO

330-364-7777 or trent@onlinefirstfed.com

FFD Financial Corporation Reports Net Earnings For

Three Months Ended September 30, 2010

DOVER, OHIO - FFD FINANCIAL CORPORATION (NASDAQ:FFDF), parent company of First Federal Community Bank, reported net earnings for the three months ended September 30, 2010, of $414,000, or diluted earnings per share of $.41, compared to net earnings of $172,000, or $.17 per diluted share, reported for the comparable three-month period in 2009. The $242,000, or 140.7%, increase in net earnings resulted from increases of $297,000, or 19.3%, in net interest income and $174,000, or 84.1%, in other income, which were partially offset by increases of $105,000, or 129.6%, in the provision for losses on loans, and $125,000, or 138.9%, in the provision for federal income taxes.

The increase in net interest income was primarily due to deposit costs declining faster than the yields on interest earning assets. The yield on interest earning assets decreased approximately five basis points period to period on an annualized basis while the cost of interest bearing liabilities decreased approximately 49 basis points over the same time period.

The increase in noninterest income was primarily the result of a $189,000 increase in gain on sale of loans and a $15,000 increase in service charges on deposit accounts, which were partially offset by decreases of $29,000 on mortgage servicing revenue net of amortization and impairment and $2,000 in other noninterest income. The increase in gain on sale of loans resulted from increased sales into the secondary mortgage market due to significant increases in the number of newly originated loans and refinanced loans as a result of the prevailing low interest rate environment.

The increase in the provision for losses on loans was due to management’s assessment of its loan portfolio, delinquency rates, net charge-offs, the amount of the allowance for loan losses and current economic conditions. Net charge offs were $78,000 for the quarter ended September 30, 2010, and $64,000 for the comparable quarter in 2009. Non-performing loans were $2.2 million, or 1.06%, of total assets at June 30, 2010, compared to $1.2 million, or .59%, at September 30, 2010, due partially to the favorable resolution of a large non-performing loan during the quarter.

The increase in the provision for income taxes was due to increased earnings before income taxes.

FFD Financial Corporation reported total assets at September 30, 2010, of $205.8 million, a decrease of $688,000, or .3%, over the June 30, 2010 balance of $206.5 million. Cash and cash equivalents decreased by 11.9% to $8.0 million from the June 30, 2010 balance of $9.0 million. Loans receivable (net) increased by 1.2% from the June 30, 2010, balance of $178.8 million to $181.0 million at September 30, 2010. Loans held for sale decreased $237,000, or 17.2%, and real estate owned remained at zero. Total liabilities decreased by .5% from $188.2 million at June 30, 2010 to $187.2 million at September 30, 2010, and included deposits of $170.8 million, a decrease of .3% over the June 30, 2010 balance of $171.3 million. The increase in shareholders’ equity of $242,000, or 1.3%, was primarily attributable to net earnings of $414,000, which were partially offset by dividend payments of $172,000. First Federal continues to maintain strong capital ratios, exceeding well capitalized regulatory requirements.

FFD Financial Corporation is traded on the NASDAQ Capital Market under the symbol FFDF. First Federal Community Bank has full service offices in downtown Dover, downtown New Philadelphia, on the Boulevard in Dover, in Sugarcreek and in Berlin. The Corporation maintains an interactive web site at www.onlinefirstfed.com

FFD Financial Corporation

CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

(In thousands)

(unaudited)

ASSETS	September 30, 2010	June 30, 2010
Cash and cash equivalents	$ 7,960	$ 9,034
Investment securities	7,031	8,040
Mortgage-backed securities	267	273
Loans receivable, net	180,905	178,837
Loans held for sale	1,140	1,377
Real Estate Owned	–	–
Other assets	8,474	8,904

Total assets	$205,777	$206,465

LIABILITIES AND SHAREHOLDERS’ EQUITY

Deposits	$170,845	$171,339
Borrowings	14,268	14,329
Other liabilities	2,127	2,502
Total liabilities	187,240	188,170
Shareholders’ equity	18,537	18,295

Total liabilities and shareholders’ equity	$205,777	$206,465

FFD Financial Corporation

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS

(In thousands, except share data)

(unaudited)

	Three months ended September 30,
	2010	2009
Total interest income	$2,699	$2,541

Total interest expense	864	1,003

Net interest income	1,835	1,538

Provision for losses on loans	186	81

Net interest income after provision for losses on loans	1,649	1,457

Other income	381	207

General, administrative and other expense	1,401	1,402

Earnings before income taxes	629	262

Federal income taxes	215	90

NET EARNINGS	$ 414	$ 172

EARNINGS PER SHARE
Basic	$.41	$.17

Diluted	$.41	$.17